EXHIBIT 3.3

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES

OF

SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

NATIONAL MERCANTILE BANCORP

a California Corporation

The undersigned, Scott A. Montgomery and Rita I. Melchor, hereby certify that:

I. They are the duly elected and acting President/Chief Executive Officer and Secretary, respectively, of National Mercantile Bancorp, a California corporation (the “Corporation”);

II. The authorized number of Series B Convertible Preferred Stock of the Corporation is 1,000, none of which has been issued.

III. Pursuant to authority given by the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

“WHEREAS, the Articles of Incorporation of the Corporation provide for 1,000,000 shares of a class of shares known as “Preferred Stock,” issuable from time to time in one or more series;

WHEREAS, pursuant to the Corporation’s Amended and Restated Articles of Incorporation, filed with the Secretary of State on June 20, 1997, the Corporation created a series of the class of its authorized Preferred Stock designated as “Series A Noncumulative Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”);

WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof or any of them; and

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a new series of Preferred Stock and the number of shares constituting and the designation of said new series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said new series of Preferred Stock to be designated as Series B Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”), which shall consist of 1,000 shares with a stated value of $1,000 per share. The 9,000 shares of the Preferred Stock that are not designated as either Series A Preferred Stock or Series B Preferred Stock shall continue to be issuable from time to time in one or more series, and the Board of Directors of the Corporation shall continue to be authorized to determine or alter the rights, preferences, privileges and restrictions of such 9,000 undesignated shares of Preferred Stock, and to fix the number of shares constituting any such series and to determine the designation thereof or any of them. The rights, preferences, privileges and restrictions granted to or imposed upon the new series of Preferred Stock designated as Series B Preferred Stock are as follows:

(A) Voting Privileges of Series B Preferred Stock.

(1) Except as provided herein or required by law, the holders of Series B Preferred Stock shall not have the right to vote on any matters submitted to the shareholders.

(2) In addition to any vote required by the California Corporation Law, the Corporation shall not, without the affirmative vote or written consent of the holders (acting together as a class) of not less than a majority of the then outstanding shares of Series B Preferred Stock:

(a) authorize, create or issue any additional shares of Series B Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series B Preferred Stock with respect to the payment or distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of the Corporation;

(b) declare or pay any dividend on its Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock;

(c) repurchase, redeem or otherwise acquire for any consideration any shares of its Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock; or

(d) amend, alter or repeal any provisions of the Amended and Restated Articles of Incorporation of the Corporation, amend, alter or repeal any provisions of this Certificate of Determination of Rights and Preferences, or adopt, amend, alter or repeal any Certificate of Determination of Rights and Preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series B Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series B Preferred Stock hereby.

(B) Dividends. Except as contemplated by paragraph (E) below, the holders of the Series B Preferred Stock shall not be entitled to receive any dividends.

(C) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, an amount per share of Series B Preferred Stock equal to the Liquidation Amount of the Series B Preferred Stock. The “Liquidation Amount” per share of Series B Preferred Stock as of any date shall be equal to the sum of $1,000 (the “Base Amount”) (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected and relating to the Series B Preferred Stock) plus an amount (calculated on the basis of a 365-day year and actual days elapsed to payment) equal to 8.5% per annum of the Base Amount (as such Base Amount may be adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), which shall accrue commencing with the date of issue of the Series B Preferred Stock. Notwithstanding the foregoing, in the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made first to the holders of shares of Series A Preferred Stock in the amounts set forth in the Corporation’s Articles of Incorporation before any payment of the Liquidation Amount shall be made or any assets distributed to the holders of the Series B Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock. If all amounts payable to the holders of the Series A Preferred Stock pursuant to the Corporation’s Articles of Incorporation have been paid, then payment in the amounts herein fixed shall be made to the holders of the Series B Preferred Stock before payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series B Preferred Stock and any other class or series of capital stock ranking on a parity with the Series B Preferred Stock as to payments upon dissolution or liquidation of the Corporation the full amounts to which they respectively shall be entitled, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

At any time, in the event of the merger, consolidation or reorganization of the Corporation with or into any other entity or entities (in which merger, consolidation or reorganization any shareholders of the Corporation receive distributions of cash, securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or a series of related similar such transactions, then such transactions shall be deemed, for purposes of determining the amounts to be received by the holders of the Series B Preferred Stock in any such transaction, and for purposes of determining the priority of receipt of such amounts as between the holders of the Series B Preferred Stock and the holders of other classes or series of capital stock, to be a liquidation or dissolution of the Corporation; provided, however, the foregoing shall not apply to (i) any transaction as to which the holders of a majority of the outstanding Series B Preferred Stock shall have waived by affirmative vote or written consent the application of this paragraph; and (ii) any merger or consolidation with an affiliate of the Corporation the sole purpose of which is to change the Corporation’s domicile solely within the United States and in which holders of capital stock exchange such securities for a pro rata amount of substantially identical securities of a successor corporation.

Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series B Preferred Stock to convert such shares in accordance with paragraph (E) below.

(D) Redemption.

(1) The Corporation, in its sole option, may redeem all shares of Series B Preferred Stock, at any time, from funds legally available therefor at the Liquidation Amount per share as of the date of redemption (the “Redemption Date”). In the event that the Corporation elects to redeem any shares of Series B Preferred Stock, it must redeem all of the outstanding shares of Series B Preferred Stock.

(2) Notice of any redemption pursuant to this subparagraph (D) shall be mailed at least 30, but not more than 60, days in advance of the Redemption Date to the holders of record of shares of Series B Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. To facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Series B Preferred Stock to be redeemed not more than 60 days prior to the Redemption Date. Each such notice shall state: (i) the Redemption Date and the number of shares to be redeemed from such holder; (ii) the redemption price; (iii) whether the shares of Series B Preferred Stock called for redemption may be converted and the applicable conversion price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(3) As of the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, rights to receive distributions shall cease to accrue, and all rights of the holders of the Series B Preferred Stock called for redemption, as shareholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificate; provided, however, that if the Corporation defaults in payment of the redemption price for any reason, the rights of the holders of Series B Preferred Stock shall continue until the Corporation cures the default.

(4) Redemption of any shares of Series B Preferred Stock is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters, to the extent required by law.

(5) No redemption hereunder made in contemplation of a Transaction (as defined in paragraph (E) below) shall be effective, without the affirmative vote or written consent of the holders of a majority of the then outstanding Series B Preferred Stock, unless the amount per share of Common Stock, which would be payable in a Transaction to a holder of Series B Preferred Stock, were such holder to convert such Series B Preferred Stock into shares of Common Stock as provided in paragraph (E), would be less than the Liquidation Amount per share payable in such redemption.

(E) Conversion Right.

(1) At any time after the earlier of (i) June 30, 2005 or (ii) the following events (an “Early Conversion Event”): the execution of a definitive agreement relating to a merger, consolidation or reorganization of the Corporation with or into any other entity or entities in which the holders of the Corporation’s capital stock receive cash, property or securities (other than securities issued by any party to the merger, consolidation or reorganization which result in the holders of the Corporation’s voting capital stock prior to the merger, consolidation or reorganization holding not less than 66.67% of the voting power of the surviving entity) the execution of a definitive agreement relating to any sale, transfer or other disposition of all or substantially all the Corporation’s assets, or adoption of any plan or arrangement relating to dissolution or liquidation of the Corporation (such merger, consolidation or reorganization, sale, transfer or disposition of assets or dissolution or liquidation being collectively referred to herein as a “Transaction”), each holder of the Series B Preferred Stock will have the right, exercisable at the option of the holder, to convert some or all of such holder’s shares of Series B Preferred Stock into Common Stock at the conversion price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall initially be $7.04 per share of Common Stock; provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The number of shares of Common Stock to be issued upon conversion for each share of Series B Preferred shall be determined by dividing the Liquidation Amount per share then in effect by the Conversion Price then in effect. In the case of the call for redemption of the shares of Series B Preferred Stock, such right of conversion shall cease and terminate as to the shares designated for redemption on the Redemption Date thereof; provided, however, that no such call for redemption shall affect a notice of conversion validly given by a holder prior to the Redemption Date. Within 10 days after an Early Conversion Event and at least 20 days prior to consummation of a Transaction, as defined below, and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto, the Corporation shall give each holder of Series B Preferred Stock written notice, by first-class, postage prepaid, addressed to the registered holders of Series B Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of an Early Conversion Event, which notice shall contain a summary of the principal terms of the proposed Transaction. If the notice of an Early Conversion Event is mailed prior to June 30, 2005, each holder of the Series B Preferred Stock shall have the right, exercisable at any time prior to the third business day prior to the closing of the Transaction, to request that its shares of Series B Preferred Stock be converted into shares of Common Stock. The conversion shall be deemed to occur immediately prior to the Transaction. However, in the event that any Transaction scheduled to close prior to June 30, 2005 is not consummated for any reason, then the requested conversions will not be effected and each holder’s Series B Preferred Stock stock certificate will be promptly returned to the holder.

(2) To convert shares of Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender at the principal executive office of the Corporation both (i) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and (ii) provide written notice addressed to the Corporation that such holder elects to convert such shares. If the notice of conversion is received by the Corporation after June 30, 2005, the shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. If the notice of conversion is received by the Corporation on or before June 30, 2005, such conversion shall be deemed effective in accordance with subparagraph (E)(1) above. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

(3) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series B Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series B Preferred Stock such holder (a) had been the record holder of the number of shares of Common Stock then received, and (b) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect to any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.

(4) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or shall pay a dividend on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (C) above, lawful and adequate provision shall be made whereby the holders of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series B Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all declared dividends unpaid and accumulated or accrued on the Series B Preferred Stock to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series B Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series B Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series B Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series B Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

(6) Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof by first-class mail, postage prepaid, addressed to the registered holders of Series B Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series B Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(7) In case at any time:

(a) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series B Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.

(8) As used in this paragraph (E): (i) the term “Common Stock” shall mean and include the Corporation’s presently authorized Common Stock and also shall include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares receivable pursuant to conversion of shares of Series B Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series B Preferred Stock; and (ii) the term “Convertible Securities” shall mean securities of the Corporation convertible into Common Stock.

(9) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. “Market price” shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq Stock Market, the closing price of the Common Stock on such exchange or the Nasdaq Stock Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which “market price” is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq Stock Market, or otherwise traded in the over—the-counter market, the “market price” shall be deemed to be the fully diluted book value per share determined from the financial statements of the Corporation prepared in the ordinary course of business as of the last day of the first month ending not less than 45 days preceding the date as of which the determination is to be made.

If more than one shares of the Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

(F) Reacquired Shares. Any shares of Series B Preferred Stock redeemed by the Corporation or converted by the holder thereof shall be retired and canceled and added to the shares of Preferred Stock. All such cancelled shares shall become authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors of the Corporation.

(G) Transfer Restrictions. The restrictions on transfer of the capital stock of the Corporation set forth in Article XIII of the Amended and Restated Articles of Incorporation of the Corporation filed June 27, 1997 (the “Restated Articles”) and the Amendment of the Articles of Incorporation of the Corporation filed May 4, 2000, are applicable to the Series B Preferred Stock, and the certificates evidencing shares of Series B Preferred Stock shall bear the legend relating to such restrictions set forth in Paragraph C of Article XIII of the Restated Articles.

(H) Limitations. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Articles of Incorporation of the Corporation.”

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Dated: December 13, 2001

/s/ Scott A. Montgomery
Scott A. Montgomery, President and Chief Executive Officer

/s/ Rita I. Melchor
Rita I. Melchor, Secretary